FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CATALENT, INC.
The present name of the corporation is Catalent, Inc. (the “Corporation”). The Corporation was incorporated under the name “PTS Holdings Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 14, 2007, which original Certificate of Incorporation was amended and restated on August 5, 2014; which amended and restated Certificate of Incorporation was further amended and restated on November 2, 2017; and which amended and restated Certificate of Incorporation was further amended and restated on October 31, 2018. This Fourth Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I

NAME
The name of the Corporation is Catalent, Inc.
ARTICLE II

REGISTERED OFFICE AND AGENT
The name and address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle.
ARTICLE III

PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV

CAPITAL STOCK
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100,000,000, which shall be divided into two classes as follows:
1,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
I.Capital Stock.
A.Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.
B.Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
C.Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).
D.Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.
E.Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F.The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).
ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS
A.The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders, directors, and officers of the Corporation herein are granted subject to this reservation.
B.The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Fourth Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Fourth Amended and Restated Certificate of Incorporation, the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
ARTICLE VI

BOARD OF DIRECTORS
A.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors.
B.Directors shall be elected at any annual or special meeting of stockholders to hold office for a term expiring at the next succeeding annual meeting of stockholders. The term of each director shall continue until the annual meeting at which such director’s term expires and until such director’s successor shall be elected and qualified, or, if earlier, such director’s death, resignation, retirement, disqualification or removal from office.
C.Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall hold office for a term equal to the then-existing remainder of the term of the director originally elected to hold the directorship now vacant and shall remain in office until such director’s successor shall be elected and qualified, or such director’s earlier death, resignation, retirement, disqualification or removal. Any director elected to fill a newly created directorship on the Board of Directors resulting from an increase in the number of directors shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until such director’s successor shall be elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
D.Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, by the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
E.Elections of directors need not be by written ballot unless the Bylaws shall so provide.
F.During any period when the holders of any series of Preferred Stock have the right to elect additional directors pursuant to the provisions of such Preferred Stock, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Preferred Stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY
A.To the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.
B.Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL MEETINGS OF STOCKHOLDERS
A.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.
B.An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.
ARTICLE IX

DGCL SECTION 203 AND BUSINESS COMBINATIONS
A.The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
B.Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions thereto, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
1.prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
2.upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned (as defined below) at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
3.at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.For purposes of this Article IX, references to:
1.“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
2.“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
3.“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(i)any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (a) the interested stockholder, or (b) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article IX is not applicable to the surviving entity;
(ii)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the

Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
4.“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation (including the Corporation), partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
5.“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(i)beneficially owns such stock, directly or indirectly; or
(ii)has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(iii)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
7.“person” means any individual, corporation, partnership, unincorporated association or other entity.
8.“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
9.“voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.
D.Notwithstanding any other provision of this Fourth Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon that are not then held by any interested stockholder, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article IX.
ARTICLE X

MISCELLANEOUS
A.If any provision or provisions of this Fourth Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Fourth Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Fourth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Fourth Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Fourth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
B.Unless the Corporation consents in writing to the selection of an alternative forum, (1) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and (2) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Fourth Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (iv) any action relating to the interpretation, application, enforcement or validity of this Fourth Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding” and the applicable court referenced by this Article X(B), a “Permitted Court”). This Article X(B) shall not apply to any claim brought to enforce any liability or duty created by the Exchange Act.

C.If any action the subject matter of which is a Covered Proceeding is filed in a court other than a Permitted Court (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Corporation, such Claiming Party shall be deemed to have consented to (1) the personal jurisdiction of the applicable Permitted Court in connection with any action brought in such Permitted Court to enforce Articles X(B) or X(D) (an “Enforcement Action”), and (2) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
D.To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of Article X(B) - Article X(D) and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.
* * * *
N WITNESS WHEREOF, Catalent, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 28th day of October, 2021.
CATALENT, INC.

/s/ Steven L. Fasman
                        Name: Steven L. Fasman
                        Title: Senior Vice President, General Counsel,
                             and Secretary